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                     August 9, 2021

       Burton Goldfield
       Chief Executive Officer
       TriNet Group, Inc.
       One Park Place, Suite 600
       Dublin, CA 94568

                                                        Re: TriNet Group, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 16,
2021
                                                            File No. 001-36373

       Dear Mr. Goldfield:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services